                                                                      EXHIBIT 12

                        CONTINENTIAL HOMES HOLDING CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                      SIX MONTHS ENDED
                                   YEARS ENDED MAY 31,                  NOVEMBER 30,
                         -------------------------------------------  ------------------
                          1989     1990     1991     1992     1993      1992      1993
                         -------  -------  -------  -------  -------  --------  --------
Fixed Charges:
  Rent expense.......... $   128  $   163  $   197  $   178  $   165  $     54  $     86
  Interest (expensed or
   capitalized)--home-
   building.............   9,085    8,412    8,889    8,662   11,896     5,867     6,497
  Interest (expensed or
   capitalized)--joint
   ventures(1)..........   1,471    2,134    2,868      885      144       144       --
  Interest--mortgage       2,405    2,221    2,364    1,557    1,343       746     1,384
   banking.............. -------  -------  -------  -------  -------  --------  --------
    Total fixed charges. $13,089  $12,930  $14,318  $11,282  $13,548  $  6,811  $  7,967
                         =======  =======  =======  =======  =======  ========  ========
Earnings:
  Income before taxes
   and extraordinary
   credits.............. $ 2,433  $ 5,879  $   477  $ 2,155  $12,083  $  5,983  $ 11,462
  Fixed charges.........  13,089   12,930   14,318   11,282   13,548     6,811     7,967
  Interest capital-          414     (362)  (3,486)   2,783      202       520      (292)
   ized(1)(2)........... -------  -------  -------  -------  -------  --------  --------
    Total earnings be-   $15,936  $18,447  $11,309  $16,220  $25,833  $ 13,314  $ 19,137
     fore fixed charges. =======  =======  =======  =======  =======  ========  ========
Ratio of earnings to        1.22x    1.43x     (3)     1.44x    1.91x     1.95x     2.40x
 fixed charges.......... =======  =======  =======  =======  =======  ========  ========

- --------
(1)Reflects the Company's proportionate share of the joint venture.
(2) Since interest capitalized is charged to interest expense when the related assets are sold, this amount represents the change in capitalized interest from the previous period end.
(3) Fiscal 1991 includes a pre-tax writedown of $5,000,000. After giving effect to such writedown, earnings for the fiscal year ended May 31, 1991 were inadequate to cover fixed charges and resulted in a coverage deficiency of $3,009,000.